PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated December 22, 2010)	Registration Nos. 333-167844
333-167844-01

Lloyds TSB Bank plc
Medium-Term Notes, Series A
fully and unconditionally guaranteed by Lloyds Banking Group plc

We, Lloyds TSB Bank plc, may offer from time to time our senior unsecured Medium-Term Notes, Series A, which may be issued in one or more sub-series from time to time and which we hereinafter refer to as the “notes.”  The notes will be fully and unconditionally guaranteed by Lloyds Banking Group plc.  The specific terms of any notes that we offer will be determined before each sale and will be described in a separate pricing supplement, product supplement and/or underlying supplement (each, a “supplement”). Terms may include:

•	Interest Rate: the notes may bear interest at fixed or floating rates, or may not bear any interest;

•	Interest Rate Basis: the floating rate formula may be based on:

•	the CD rate;

•	the CMS rate;

•	the CMT rate;

•	the commercial paper rate;

•	the federal funds rate;

•	LIBOR;

•	EURIBOR;

•	the prime rate;

•	the treasury rate; or

•	such other interest rate basis or bases or interest rate formula as is described in the applicable supplement.

•
Indexed notes: principal, premium (if any), interest payments, or other amounts payable (if any) linked, either directly or indirectly, to the price or performance of one or more market measures, including securities, currencies, commodities, interest rates, stock or commodity indices, inflation indices, or any combination of the above;

•	Maturity: the notes will mature three months or more from the date of issue;

•	Redemption or Repayment Option: the notes may be subject to redemption or repayment at our option or the holder’s option;

•	Form: the notes will be held in global form by The Depository Trust Company, unless the applicable supplement provides otherwise;

•	Interest Payment Dates: interest on the notes, if any, will be paid on the dates specified in the applicable supplement;

•	Payment Currency: U.S. dollars or any other currency that we specify in the applicable supplement.

We may sell notes to the selling agents as principal for resale at varying or fixed offering prices or through the selling agents as agents using their reasonable best efforts on our behalf. We may also sell the notes directly to investors.

Unless otherwise specified in the applicable supplement, we do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement and as incorporated by reference herein.

Our notes are unsecured and are not bank deposits. Our notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risks.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Barclays Capital
BNP PARIBAS	Citi
Credit Suisse	Deutsche Bank Securities
Goldman, Sachs & Co.	HSBC
J.P. Morgan	Lloyds Bank Corporate Markets
RBC Capital Markets	UBS Investment Bank
RBS	Morgan Stanley
Wells Fargo Securities

Prospectus Supplement dated June 6, 2011

TABLE OF CONTENTS

Page
Prospectus Supplement

About this Prospectus Supplement	S-1
Risk Factors	S-2
Description of the Notes and the Guarantees	S-5
U.S. Federal Income Tax Consequences	S-20
Taxation in the United Kingdom	S-24
Supplemental Plan of Distribution	S-26
Benefit Plan Investor Considerations	S-28
Legal Matters	S-29

Page
Prospectus
About this Prospectus	1
Use of Proceeds	1
Lloyds Banking Group plc	1
Lloyds TSB Bank plc	2
Description of Debt Securities	2
Plan of Distribution	14
Legal Opinions	16
Experts	16
Enforcement of Civil Liabilities	16
Where You Can Find More Information	17
Incorporation of Documents by Reference	17
Cautionary Statement on Forward-Looking Statements	18

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any related supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any related supplement is accurate as of any date other than the date on the front of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we,” “us,” “our” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” means Lloyds Banking Group plc;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds,” “sterling,” “pence,” “£” and “p” refer to the currency of the United Kingdom;

•	“dollars” and “$” refer to the currency of the United States; and

•
“euro” and “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

We have registered the notes and related guarantees on a registration statement on Form F-3 with the SEC under registration no. 333-167844, as amended by post-effective amendment no. 1 (registration no. 333-167844-01). We refer to the notes and related guarantees offered under this prospectus supplement as our Medium-Term Notes.

This prospectus supplement describes additional terms of the notes, and supplements the description of our debt securities contained in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will supersede the information in the accompanying prospectus.

From time to time, we intend to use this prospectus supplement, the accompanying prospectus, and a related pricing supplement, product supplement and/or underlying supplement to offer the notes. We may also refer to any pricing supplement as a “term sheet.” You should read each of these documents before investing in the notes. You should also read the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

For each offering of notes, we will issue a pricing supplement, a product supplement and/or underlying supplement which will contain additional terms of the offering and a specific description of the notes being offered. A supplement also may add, update, or change information in this prospectus supplement or the accompanying prospectus, including provisions describing the calculation of the amounts due under the notes and the method of making payments under the terms of a note. We will state in the applicable supplement the interest rate or interest rate basis or formula, issue price, any relevant market measures, the maturity date, interest payment dates, redemption, or repayment provisions, if any, and other relevant terms and conditions for each note at the time of issuance. A supplement may also include a discussion of any risk factors or other special additional considerations that apply to a particular type of note. Each applicable supplement can be quite detailed and should always be read carefully.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction in which that offer or solicitation is unlawful. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you have received this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes outside of the United States.  The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters. See “Supplemental Plan of Distribution.”

Any term that is used, but not defined, in this prospectus supplement has the meaning set forth in the accompanying prospectus.

RISK FACTORS

Your investment in the notes and the guarantees involves significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below and in the relevant supplement(s) for the specific notes, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

Risks relating to Lloyds Bank and LBG

For a description of the risks associated with Lloyds Bank and LBG and information regarding risks and uncertainties that may materially affect our business and results, see the sections entitled “Operating Financial Review and Prospects” and “Risk Factors” in LBG’s annual report on Form 20-F for the year ended 2010, which is incorporated by reference in the accompanying prospectus. You should also review the risk factors that will be set forth in other documents filed after the date of this prospectus supplement.

Risks relating to the notes

An investment in the notes is subject to the credit risk of Lloyds Bank and LBG.

An investment in any of the notes and the guarantee issued under our medium-term note program is subject to the credit risk of Lloyds Bank and LBG.  The existence of a trading market for, and the value of, any of the notes and the guarantee may be impacted by market perception of the creditworthiness of Lloyds Bank and LBG.  If market perception of the creditworthiness of Lloyds Bank and LBG were to decline for any reason, the value of your notes and the guarantee, and the availability of the trading markets generally, may be adversely affected.

The value of the notes may be less than the principal amount of the notes.

The market for, and value of, the notes may be affected by a number of factors. These factors include:

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption or exchange features of the notes;

•	the level, direction, and volatility of market interest rates generally;

•	general economic conditions of the capital markets in the United States;

•	geopolitical conditions and other financial, political, regulatory, and judicial events that affect the stock markets generally; and

•	any market-making activities with respect to the notes.

Often, the only way to liquidate your investment in the notes prior to maturity will be to sell the notes. At that time, there may be a very illiquid market for the notes or no market at all. For indexed notes that have specific investment objectives or strategies, the applicable market may be more limited, and the price may be more volatile, than for other notes. The value of indexed notes may be adversely affected by the complexity of the formula and volatility of the applicable reference market measure, including any dividend rates or yields of other securities or financial instruments that relate to the indexed notes. Moreover, the value of indexed notes could be adversely affected by changes in the amount of outstanding equity or other securities linked to those notes.

Holders of indexed notes are subject to significant risks that are not associated with more conventional notes.

If you invest in indexed notes, you will be subject to significant risks not associated with conventional fixed-rate or floating-rate notes. These risks include the possibility that the applicable market measures may be subject to fluctuations, and the possibility that you will receive a lower, or no, amount of principal, premium, or interest, and at different times than expected. In recent years, many securities, currencies, commodities, interest rates, indices, and other market measures have experienced volatility, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of factors, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the indexed notes. In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to a market measure determined by one of our affiliates or prices or values that are published solely by third parties or entities which are not regulated by the laws of the United States. Additional risks that you should consider in connection with an investment in indexed notes will be set forth in the applicable supplement(s).

Usury laws may limit the amount of interest that can be charged and paid on the notes.

New York law will govern the notes offered by this prospectus supplement. New York usury laws limit the amount of interest that can be charged and paid on loans, including the notes. Under current New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested. While we believe that a U.S. federal or state court sitting outside New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

Currency Risks

We may issue notes denominated in or whose principal and interest is payable in a currency other than U.S. dollars. We refer to these notes as “Non-U.S. Dollar-Denominated Securities.” If you intend to invest in any Non-U.S. Dollar-Denominated Securities, you should consult your own financial and legal advisors as to the currency risks related to your investment. The Non-U.S. Dollar-Denominated Securities are not an appropriate investment for you if you are not knowledgeable about the significant terms and conditions of the Non-U.S. Dollar-Denominated Securities or financial matters in general. The information in this prospectus supplement is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks arising from their investment.

Non-U.S. Dollar-Denominated Securities have significant risks that are not associated with a similar investment in conventional debt securities that are payable solely in U.S. dollars. These risks include possible significant changes in rates of exchange between the U.S. dollar and the specified currency and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally are influenced by factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Currency Exchange Rates. Exchange rates between the U.S. dollar and other currencies have been highly volatile. This volatility may continue and could spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in the Non-U.S. Dollar-Denominated Securities. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the Non-U.S. Dollar-Denominated Securities. That in turn could cause the market value of the Non-U.S. Dollar-Denominated Securities to fall.

Changes in Foreign Currency Exchange Rates. Except as described below or in a supplement, we will not make any adjustment in or change to the terms of the Non-U.S. Dollar-Denominated Securities for changes in the foreign currency exchange rate for the specified currency, including any devaluation, revaluation, or imposition of exchange or other regulatory controls or taxes, or for other developments affecting the specified currency, the U.S. dollar, or any other currency. Consequently, you will bear the risk that your investment may be adversely affected by these types of events.

Government Policy. Foreign currency exchange rates either can float or be fixed by sovereign governments. Governments or governmental bodies, including the European Central Bank, may intervene in their economies to alter the exchange rate or exchange characteristics of their currencies. For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency. In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency. As a result, the yield or payout of a Non-U.S. Dollar-Denominated Security could be affected significantly and unpredictably by governmental actions. Changes in exchange rates could affect the value of the Non-U.S. Dollar-Denominated Securities as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the transfer of the specified currency, there may be limited availability of the specified currency for payment on the Non-U.S. Dollar-Denominated Securities at their maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Payments in U.S. Dollars. The terms of any Non-U.S. Dollar-Denominated Securities may provide that we may have the right to make a payment in U.S. dollars instead of the specified currency, if at or about the time when the payment on the Non-U.S. Dollar-Denominated Securities comes due, the specified currency is subject to convertibility, transferability, market disruption, or other conditions affecting its availability because of circumstances beyond our control. These circumstances could include the imposition of exchange controls or our inability to obtain the specified currency because of a disruption in the currency markets for the specified currency. The exchange rate used to make payment in U.S. dollars may be based on limited information and would involve significant discretion on the part of our exchange rate agent. As a result, the value of the payment in U.S. dollars may be less than the value of the payment you would have received in the specified currency if the specified currency had been available. The exchange rate agent will generally not have any liability for its determinations.

Court Judgments. Any Non-U.S. Dollar-Denominated Securities typically will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on the Non-U.S. Dollar-Denominated Debt Securities would be required to render the judgment in the specified currency. In turn, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Non-U.S. Dollar-Denominated Securities, you would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, you may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on Non-U.S. Dollar-Denominated Securities in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the specified currency into U.S. dollars will depend on various factors, including which court renders the judgment.

Information About Foreign Currency Exchange Rates. If we issue a Non-U.S. Dollar-Denominated Security, we may include in the applicable supplement information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

This section describes the general terms and conditions of the notes, which are our senior unsecured obligations, and the guarantees endorsed thereon. This section supplements, and should be read together with, the general description of our debt securities included in “Description of Debt Securities” in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We will describe the particular terms of the notes we sell in a separate supplement. The terms and conditions stated in this section will apply to each note unless the note or the applicable supplement indicates otherwise.

General

The following summary of the terms of the notes and the indenture is not complete and is qualified in its entirety by reference to the actual notes and the specific provisions of the indenture (as defined below), as applicable.

We will issue senior unsecured medium-term notes under a senior debt securities indenture dated as of January 21, 2011 among us, LBG, as guarantor, and The Bank of New York Mellon, acting through its London branch, as trustee (the “trustee”), as supplemented by the first supplemental indenture dated as of June 6, 2011 among us, LBG, as guarantor and the trustee.  We refer to such senior debt securities indenture, as supplemented by such first supplemental indenture and as may be supplemented or amended from time to time as the “indenture.”

The notes will constitute a single series of debt securities under the indenture, together with any notes that we issue in the future under the indenture that we designate as being part of that series.

The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. We, LBG and the selling agents, in the ordinary course of our respective businesses, have conducted and may conduct business with the trustee or its affiliates. See “Description of Debt Securities” in the accompanying prospectus for more information about the indenture and the functions of the trustee.

The notes are our direct unsecured obligations and are not obligations of our subsidiaries. The notes are being offered on a continuous basis. There is no limit under our registration statement on the total initial public offering price or aggregate principal amount of the notes that may be offered using this prospectus supplement. We may issue other debt securities under the indenture from time to time in one or more series up to the aggregate principal amount of the then-existing grant of authority by our board of directors.

Unless otherwise provided in the applicable supplement, the minimum denomination of the notes will be $1,000 and any larger amount that is a whole multiple of $1,000 (or the equivalent in other currencies).

Specific Terms of the Notes.  The applicable supplement(s) for each offering of notes will contain additional terms of the offering and a specific description of those notes, including:

•	the specific designation of the notes;

•	the issue price;

•	the aggregate principal amount;

•	the original issue date;

•	the maturity date, and any terms providing for the extension or postponement of the maturity date;

•	the denominations or minimum denominations, if other than $1,000;

•	the currency or currencies, if not U.S. dollars, in which payments will be made on the notes;

•	whether the note is a fixed-rate note, a floating-rate note, an indexed note, an original discount note or a combination thereof;

•
the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any payment dates, any index maturity, and any maximum or minimum rate of interest;

•	whether interest will be payable in cash or in kind;

•	any spread or spread multiplier applicable to a floating-rate note or an indexed note;

•	the method for the calculation and payment of principal, premium (if any), interest, and other amounts payable (if any);

•
for exchangeable notes, the securities, or other property for which the notes may be exchanged, the rate of exchange, whether the notes are exchangeable at your option or our option, and other terms of the exchangeable notes;

•
if applicable, the circumstances under which the note may be redeemed at our option or repaid at your option prior to the maturity date set forth on the face of the note, including any repayment date, redemption commencement date, redemption price, and redemption period;

•
if applicable, the circumstances under which the maturity date set forth on the face of the note may be extended at our option or renewed at your option, including the extension or renewal periods and the final maturity date;

•	whether the notes will be listed on any stock exchange; and

•	if applicable, any other material terms of the note which are different from those described in this prospectus supplement and the accompanying prospectus.

Types of Notes

Fixed-Rate Notes

General. We may issue notes that bear interest at one or more fixed rates of interest, as specified in the applicable supplement. We refer to these as “fixed-rate notes.” Unless we specify otherwise in the applicable supplement, each fixed-rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed-rate note at the fixed annual rate stated in the applicable supplement, until the principal is paid or made available for payment or the note is converted or exchanged.

Unless we specify otherwise in the applicable supplement, we will pay interest on any fixed-rate note quarterly, semi-annually, or annually, as applicable, in arrears, on the days set forth in the applicable supplement (each such day being an “interest payment date”) and at maturity. Unless we otherwise specify in the applicable supplement, each interest payment due on an interest payment date or the maturity date will include interest accrued from and including the most recent interest payment date to which interest has been paid, or, if no interest has been paid, from the original issue date, to but excluding the next interest payment date or the maturity date, as the case may be. Unless we specify otherwise in the applicable supplement, interest on fixed-rate notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. We will make payments on fixed-rate notes as described below under the heading “—Payment of Principal, Interest and Other Amounts Due.”

Amortizing Notes. We also may issue amortizing notes, which are fixed-rate notes for which combined principal and interest payments are made in installments over the life of the debt security. Payments on amortizing notes are applied first to interest due and then to the reduction of the unpaid principal amount. The supplement for an amortizing note will include a table setting forth repayment information.

Floating-Rate Notes

General. We may issue notes that will bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, referred to as the “base rate.” We refer to these notes as “floating-rate notes.” The base rate may be one or more of the following:

•	the CD rate;

•	the CMS rate;

•	the CMT rate;

•	the commercial paper rate;

•	the federal funds rate;

•	LIBOR;

•	EURIBOR;

•	the prime rate;

•	the treasury rate; or

•	such other interest rate basis or bases or interest rate formula as may be specified in the applicable supplement.

The interest rate for a floating-rate note will be determined by reference to:

•	the specified base rate based on the index maturity;

•	plus or minus the spread, if any; and/or

•	multiplied by the spread multiplier, if any.

For any floating-rate note, the “index maturity” is the period to maturity of the instrument for which the base rate is calculated and will be specified in the applicable supplement. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we may specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

A floating-rate note also may be subject to:

•	a maximum interest rate limit, or cap, on the interest that may accrue during any interest period;

•	a minimum interest rate limit, or floor, on the interest that may accrue during any interest period; or

•	both.

Unless we specify otherwise in the applicable supplement, each floating-rate note will bear interest from its original issue date or from the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a floating-rate note at the annual rate determined according to the interest rate formula stated in the applicable supplement, until the principal is paid or made available for payment. Unless we specify otherwise in the applicable supplement, we will pay interest on any floating-rate note monthly, quarterly, semi-annually, or annually, as applicable, in arrears, on the days set forth in the applicable supplement. Unless we specify otherwise in the applicable supplement, each interest payment due on an interest payment date or the maturity date will include interest accrued from and including the most recent interest payment date to which interest has been paid, or, if no interest has been paid, from the original issue date, to but excluding the next interest payment date or the maturity date, as the case may be. We will make payments on floating-rate notes as described below under the heading “—Payment of Principal, Interest and Other Amounts Due.”

How Interest Is Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating-rate note will be the initial interest rate determined as described in the applicable supplement. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually, as we specify in the applicable supplement. We refer to the period during which an interest rate is effective as an “interest period,” and the first day of each interest period as the “interest reset date.”

The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset. Unless we specify otherwise in the applicable supplement, the interest determination date for an interest reset date will be:

•	for a CD rate note, a commercial paper rate note and a CMS rate note, the second business day preceding the interest reset date;

•	for a federal funds rate note or a prime rate note, the business day immediately preceding the interest reset date;

•
for a LIBOR note, the second London Banking Day (as defined below) preceding the interest reset date unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date;

•	for a EURIBOR note, the second TARGET Settlement Date (as defined below) preceding the interest reset date;

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury Bills (as described below) of the applicable index maturity would normally be auctioned; and

•
for a floating-rate note with two or more base rates, the interest determination date will be the most recent business day that is at least two business days prior to the applicable interest reset date on which each applicable base rate is determinable.  Each base rate will be determined as of such date, and the applicable base rate will take effect on the applicable interest reset date.

Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

We will specify the interest reset dates in the applicable supplement. If any interest reset date (other than the maturity date) for any floating-rate note falls on a day that is not a business day for the floating-rate note, the interest reset date for the floating-rate note will be postponed to the next day that is a business day for the floating-rate note. If Treasury Bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the next following business day. However, unless we specify otherwise in the applicable supplement, in the case of a LIBOR note or a EURIBOR note, if the next business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. If the maturity date falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue.

Calculation of Interest. Calculations relating to floating-rate notes will be made by the calculation agent, which will be an institution that we appoint as our agent for this purpose and which will be specified in the applicable supplement. We will identify in the applicable supplement the calculation agent we have appointed for a particular series of notes as of its original issue date. We may appoint different calculation agents from time to time after the original issue date of a floating-rate note without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation agent will be final and binding on you, the trustee and us.

For each floating-rate note, the calculation agent will determine, on the corresponding calculation or interest determination date, the interest rate for the applicable interest period. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. Unless we specify otherwise in the applicable supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless we specify otherwise in the applicable supplement, the calculation date pertaining to an interest determination date will be the earlier of:

•	the tenth calendar day after that interest determination date or, if that day is not a business day, the next succeeding business day; or

•	the business day immediately preceding the applicable interest payment date, the maturity date, or the date of redemption or prepayment, as the case may be.

Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•
for federal funds rate notes, LIBOR notes, EURIBOR notes, prime rate notes, or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward. Unless we specify otherwise in the applicable supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

In determining the base rate that applies to a floating-rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the descriptions of the base rates below and/or in the applicable supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer, or agent participating in the distribution of the relevant floating-rate notes and its affiliates, and they may include our affiliates.

At the request of the holder of any floating-rate note, the calculation agent will provide the interest rate then in effect for that floating-rate note and, if already determined, the interest rate that is to take effect on the next interest reset date.

CD rate notes

Each CD rate note will bear interest at the CD rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “CD rate” means, with respect to any interest determination date relating to a CD rate note, the rate on such date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable supplement as published in H.15(519) (as defined below), under the heading “CDs (secondary market)” or, if not so published by 3:00 p.m., New York City time on the related calculation date, the rate on such interest determination date for negotiable U.S. dollar certificates of deposit of the index maturity specified in the applicable supplement as published in H.15 Daily Update (as defined below), or such other recognised electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market)”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognised electronic source by 3:00 p.m. New York City time on the related calculation date, then the CD rate on such Interest determination date will be calculated by the calculation agent (as specified in the applicable supplement) and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m. New York City time on such interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City (which may include the selling agents or their affiliates) selected by the calculation agent (after consultation with us) for negotiable U.S. dollar certificates of deposit of major U.S. money centre banks with a remaining maturity closest to the index maturity specified in the applicable supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the CD rate determined as of such interest determination date will be the CD rate in effect on such interest determination date, or, if no CD rate was in effect on such interest determination date, the rate on such CD rate note for the following interest period shall be the initial interest rate.

“H.15(519)” means the weekly statistical release designated as such published by the Board of Governors of the Federal Reserve System (the “Board of Governors”), or its successor, available through the website of the Board of Governors at http://www.federalreserve.gov/releases/hl5/, or any successor site or publication.

“H.15 Daily Update” means the daily update designated as such published by the Board of Governors, or its successor, available through the website of the Board of Governors at http://www.federal reserve.gov/releases/h15/update/hl5upd.htm, or any successor site or publication.

CMS rate notes

Each CMS rate note will bear interest at the CMS rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “CMS rate” means, with respect to any interest determination date relating to a CMS rate note, the rate for U.S. dollar swaps with a maturity for a specified number of years, expressed as a percentage in the applicable supplement, which appears on Reuters ISDAFIX1 Page (the “ISDAFIX1 Page”) as of 11:00 a.m., New York City time, on the related interest determination date.

The following procedures will be used if the CMS rate cannot be determined as described above:

(1)        If the above rate is no longer displayed on the ISDAFIX1 Page, or if not displayed by 11:00 a.m., New York City time, on the interest determination date, then the CMS rate will be the rate for U.S. dollar swaps with a maturity of the notes designated in the applicable supplement, expressed as a percentage, which appears on the ISDAFIX1 Page as of 11:00 a.m., New York City time, on the interest determination date.

(2)        If that information is no longer displayed by 11:00 a.m., New York City time, on the interest determination date, then the CMS rate will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the maturity of the notes designated in the applicable supplement commencing on that interest determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to the rate for deposits in U.S. dollars with a maturity of three months which appears on Reuters (or any successor service) on the LIBOR01 page (or any other page as may replace such page on such service). The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

(3)        If fewer than three leading swap dealers selected by the calculation agent are quoting as described above, the CMS rate will remain the CMS rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

CMT rate notes

Each CMT rate note will bear interest at the CMT rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “CMT rate” means, with respect to any interest determination date relating to a CMT rate note:

(1)      if the Reuters FRBCMT Page (as defined below) is specified in the applicable supplement as the designated CMT Reuters page:

(a)        the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index (as defined below) specified in the applicable supplement as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace the specified page on that service) (“FRBCMT Page”), on such interest determination date, or

(b)        if the rate referred to in clause (a) does not so appear on the FRBCMT Page, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index and for such interest determination date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(c)        if the rate referred to in clause (b) does not so appear in H.15(519), the rate on such interest determination date for the period of the particular Designated CMT Maturity Index as may then be published by either the Board of Governors or the United States Department of the Treasury that the calculation agent (as specified in the applicable supplement) determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d)        if the rate referred to in clause (c) is not so published, the rate on such interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that interest determination date of three leading primary United States government securities dealers in New York City (which may include the selling agents or their affiliates) (each, a “Reference Dealer”), selected by the calculation agent (after consultation with us) from five Reference Dealers so selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)        if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on such interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f)        if fewer than three prices referred to in clause (d) are provided as requested, the rate on such interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent (after consultation with us) from five Reference Dealers so selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)        if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on such interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)        if fewer than three prices referred to in clause (f) are provided as requested, the CMT rate in effect on such interest determination date, provided that if no CMT rate was in effect on such interest determination date, the rate on such CMT rate note for the following interest period shall be the initial interest rate.

(2)        if the Reuters FEDCMT Page (as defined below) is specified in the applicable supplement as the designated CMT Reuters page:

(a)        the percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index specified in the applicable supplement as published in H.15(519) under the caption “Week Ending” and opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Reuters (or any successor service) (on page FEDCMT or any other page as may replace the specified page on that service) (“FEDCMT Page”), for the week preceding the week in which such interest determination date falls, or

(b)        if the rate referred to in clause (a) does not so appear on the FEDCMT Page, the percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index and for the week preceding such interest determination date as published in H.15(519) under the caption “Week Ending” and opposite the caption “Treasury Constant Maturities,” or

(c)        if the rate referred to in clause (b) does not so appear in H.15(519), the one-week average yield for United States Treasury securities at “constant maturity” having the particular Designated CMT Maturity Index as otherwise announced by the Federal Reserve Bank of New York for the week preceding the week in which such interest determination date falls, or

(d)        if the rate referred to in clause (c) is not so published, the rate on such interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent (after consultation with us) from five Reference Dealers so selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Designated CMT Maturity Index, a remaining term to maturity no more than one year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)        if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on such interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

(f)         if fewer than three prices referred to in clause (d) are provided as requested, the rate on such interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on that interest determination date of three Reference Dealers selected by the calculation agent (after consultation with us) from five Reference Dealers so selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Designated CMT Maturity Index, a remaining term to maturity closest to that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

(g)        if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on such interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)        if fewer than three prices referred to in clause (f) are provided as requested, the CMT rate in effect on that interest determination date, provided that if no CMT rate was in effect on such interest determination date, the rate on such CMT rate note for the following interest reset period shall be the initial interest rate.

If two United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index specified in the applicable supplement have remaining terms to maturity equally close to the particular Designated CMT Maturity Index, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable supplement with respect to which the CMT rate will be calculated.

Commercial paper rate notes

Each commercial paper rate note will bear interest at the commercial paper rate, adjusted by any spread or spread multiplier as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “commercial paper rate” means, with respect to any interest determination date relating to a commercial paper rate note, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the index maturity specified in the applicable supplement as published in H.15(519) under the caption “Commercial Paper — Nonfinancial” or, if not so published by 5:00 p.m., New York City time, on the day that is one New York City Banking Day (as defined below) following the interest reset date pertaining to such interest determination date, the Money Market Yield on such interest determination date for commercial paper having the index maturity specified in the applicable supplement as published in H.15 Daily Update, or such other recognised electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial”. If such rate is not yet published in H.15(519), the H.15 Daily Update or another recognised electronic source by 5:00 p.m. New York City time on the day that is one New York City Banking Day (as defined below) following the interest reset date pertaining to such interest determination date, then the commercial paper rate on such interest determination date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 a.m., New York City time on such interest determination date of three leading dealers of U.S. dollar commercial paper in New York City (which may include the selling agents or their affiliates) selected by the calculation agent (after consultation with us) for U.S. dollar commercial paper having the index maturity specified in the applicable supplement placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognised statistical rating organisation; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the commercial paper rate determined as of such interest determination date will be the commercial paper rate in effect on such interest determination date, or, if no commercial paper rate was in effect on such interest determination date, the rate on such commercial paper rate note for the following interest reset period shall be the initial interest rate.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest reset period.

“New York City Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in The City of New York.

Federal funds rate notes

Each federal funds rate note will bear interest at the federal funds rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “federal funds rate” means, with respect to any interest determination date relating to a federal funds rate note, the rate on such date for U.S. dollar federal funds as published in H.15(519) opposite the heading “Federal Funds

(Effective)”, as such rate is displayed on Reuters (or any successor service) on page FEDFUNDS 1 (or any other page as may replace such page) (“Reuters Page FEDFUNDS 1”), or, if such rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 5:00 p.m., New York City time, on the related calculation date, the rate on such interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognised electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”. If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognised electronic source by 5:00 p.m. New York City time on the related calculation date, then the federal funds rate on such interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the selling agents or their affiliates) selected by the calculation agent (after consultation with us) prior to 9:00 a.m., New York City time, on such interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such interest determination date will be the federal funds rate in effect on such interest determination date, or, if no federal funds rate was in effect on such interest determination date, the rate on such federal funds rate note for the following interest reset period shall be the initial interest rate.

LIBOR notes

LIBOR Notes. Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “LIBOR” means the rate determined in accordance with the following:

(i)         With respect to any interest determination date relating to a LIBOR note, LIBOR will be the rate for deposits in the Designated LIBOR Currency (as defined below) for a period of the index maturity specified in such supplement commencing on the applicable interest reset date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such interest determination date, or if no such rate so appears, LIBOR on such interest determination date will be determined in accordance with the provisions described in clause (ii) below.

(ii)        With respect to an interest determination date on which no rate appears on the Designated LIBOR Page as specified in clause (i) above, the calculation agent (as specified in the applicable supplement) will request the principal London offices of each of four major reference banks (which may include the selling agents or their affiliates) in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center, on such interest determination date by three major banks (which may include the selling agents or their affiliates) in such principal financial centre selected by the calculation agent (after consultation with us) for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable supplement, commencing on that interest reset date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such interest determination date will be LIBOR in effect on such interest determination date or, if no LIBOR rate was in effect on such interest determination date, the rate on such LIBOR note for the following interest reset period shall be the initial interest rate.

“Designated LIBOR Currency” means the currency specified in the applicable supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable supplement, U.S. dollars.

“Designated LIBOR Page” means the display on the page specified in the applicable supplement for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, provided, however, if no such page is specified in the applicable supplement, the display on Reuters (or any successor service) on the LIBOR01 page (or any other page as may replace such page on such service) shall be used for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

EURIBOR notes

Each EURIBOR note will bear interest at the EURIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement.

Unless otherwise specified in the applicable supplement, “EURIBOR” means the rate determined in accordance with the following provisions:

(i)         With respect to any interest determination date relating to a EURIBOR note EURIBOR will be the rate for deposits in euro for a period of the index maturity as specified in such supplement commencing on the applicable interest reset date, that appears on the Designated EURIBOR Page (as defined below) as of 11:00 a.m., Brussels time, on such interest determination date; or if no such rate so appears, EURIBOR on such interest determination date will be determined in accordance with the provisions described in clause (ii) below.

(ii)        With respect to an interest determination date on which no rate appears on the Designated EURIBOR Page (as defined below) as specified in clause (i) above, the calculation agent (as specified in the applicable supplement) will request the principal Euro-zone (as defined below) office of each of four major reference banks (which may include the selling agents or their affiliates) in the Euro-zone interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in euro for the period of the index maturity specified in the applicable supplement commencing on the applicable interest reset date, to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on such EURIBOR interest determination date and in a principal amount that is representative for a single transaction in euro in such market at such time. If at least two such quotations are so provided, then EURIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then EURIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., Brussels time, on such interest determination date by three major banks (which may include the selling agents or their affiliates) in the Euro-zone selected by the calculation agent (after consultation with us) for loans in euro to leading European banks, having the index maturity specified in the applicable supplement commencing on that interest reset date and in a principal amount that is representative for a single transaction in euro in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, EURIBOR determined as of such interest determination date will be EURIBOR in effect on such interest determination date, or, if no EURIBOR was in effect on such interest determination date, the rate on such EURIBOR note for the following interest reset period shall be the initial interest rate.

“Designated EURIBOR Page” means the display on the page specified in the applicable supplement for the purpose of displaying the Euro-zone interbank rates of major banks for the euro; provided, however, if no such page is specified in the applicable supplement, the display on Reuters (or any successor service) on the EURIBOR01 page (or any other page as may replace such page on such service) shall be used.

“Euro-zone” means the region comprised of member states of the EU that have adopted the single currency in accordance with the relevant treaty of the EU, as amended.

Prime rate notes

Each prime rate note will bear interest at the prime rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, “prime rate” means, with respect to any interest determination date relating to a prime rate note, the rate on such date as such rate is published in H.15(519) opposite the caption “Bank Prime Loan” or, if not published by 5:00 p.m., New York City time, on the day that is one New York City Banking Day following the interest reset date pertaining to such interest determination date, the rate on such interest determination date as published in H.15 Daily Update, or such other recognised electronic source used for the purpose of displaying such rate, opposite the caption “Bank Prime Loan”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognised electronic source by 5:00 p.m. New York City time on the day that is one New York City Banking Day following the interest reset date pertaining to such interest determination date, then the prime rate shall be the arithmetic mean, as determined by the calculation agent (as specified in the applicable supplement), of the rates of interest publicly announced by three major banks (which may include the selling agents or their affiliates) in New York City selected by the calculation agent (after consultation with us) as the U.S. dollar prime rate or base lending rate in effect for such interest determination date. (Each change in the prime rate or base lending rate of any bank so announced by such bank will be effective as of the effective date of the announcement or, if no effective date is specified, as of the date of the announcement.) If fewer than three major banks (which may include the selling agents or their affiliates) so selected in New York City have publicly announced a U.S. dollar prime rate or base lending rate for such interest determination date, the prime rate with respect to such interest determination date shall be the rate in effect on such interest determination date, or, if no prime rate was in effect on such interest determination date, the rate on such prime rate note for the following interest reset period shall be the initial interest rate.

“New York City Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in The City of New York.

Treasury rate notes

Each treasury rate note will bear interest at the treasury rate, adjusted by any spread or spread multiplier, as specified in the applicable supplement.

Unless otherwise specified in the applicable supplement, “treasury rate” means, with respect to any interest determination date relating to a treasury rate note, the rate from the auction held on such interest determination date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the index maturity specified in the applicable supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page) (“Reuters Page USAUCTION11”) or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the Bond Equivalent Yield (as defined below) of the rate for such Treasury Bills as published in H.15 Daily Update, or such other recognised electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High” or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of such Treasury Bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of Treasury Bills having the index maturity specified in the applicable supplement is not so announced by the U.S. Department of the Treasury, or if no such Auction is held, then the treasury rate will be the Bond Equivalent Yield (as defined below) of the rate on such interest determination date of Treasury Bills having the index maturity specified in the applicable supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such interest determination date of such Treasury Bills as published in H.15 Daily Update, or such other recognised electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognised electronic source, then the treasury rate will be calculated by the calculation agent (as specified in the applicable supplement) and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three primary U.S. government securities dealers (which may include the selling agents or their affiliates) selected by the calculation agent (after consultation with us), for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the treasury rate determined as of such interest determination date will be the treasury rate in effect on such interest determination date, or, if no treasury rate was in effect on such interest determination date, the rate on such treasury rate note for the following interest reset period shall be the initial interest rate.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D x N x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Other/Additional Provisions

Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating-rate note, the interest payment dates, the stated maturity, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified in the applicable supplement.

Indexed Notes

We may issue notes that provide that the rate of return, including the principal, premium (if any), interest, or other amounts payable (if any), is determined by reference, either directly or indirectly, to the price or performance of one or more securities, commodities, currencies or composite currencies, interest rates, stock or commodity indices, exchange traded funds, currency indices, consumer price indices, or other market measures, or any combination of the above, in each case as specified in the applicable supplement. We refer to these notes as “indexed notes.”

If you purchase an indexed note, you may receive an amount at maturity that is greater than or less than the face amount of your note, depending upon the formula used to determine the amount payable and the relative value at maturity of the market measure to which your indexed note is linked. We expect that the value of the applicable market measure will fluctuate over time.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the relevant asset. An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option. Some indexed notes may be convertible, exercisable, or exchangeable prior to maturity, at our option or the holder’s option, for the relevant asset or the cash value of the relevant asset.

We will specify in the applicable supplement the method for determining the principal, premium (if any), interest, or other amounts payable (if any) in respect of particular indexed notes, as well as certain historical or other information with respect to the specified index or other market measure, specific risk factors relating to that particular type of indexed note, and tax considerations associated with an investment in the indexed notes.

A supplement for any particular indexed notes also will identify the calculation agent that will calculate the amounts payable with respect to the indexed note. We may appoint different calculation agents from time to time after the original issue date of an indexed note without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation agent will be final and binding on you, the selling agents, and us. Upon request of the holder of an indexed note, and to the extent set forth in the applicable supplement, the calculation agent will provide, if applicable, information relating to the current principal, premium (if any), rate of interest, interest payable, or other amounts payable (if any) in connection with that indexed note.

We also may offer “indexed amortizing notes,” the rate of amortization and final maturity of which are subject to periodic adjustment based upon the degree to which an objective base or index rate such as LIBOR, called a “reference rate,” coincides with a specified “target rate.”  Indexed amortizing notes may provide for adjustment of the amortization rate either on every interest payment date, or only on interest payment dates that occur after a specified “lockout date.”  Each indexed amortizing note will include an amortization table, specifying the rate at which the principal of the note is to be amortized following any applicable interest payment date, based upon the difference between the reference rate and the target rate.  The specific terms of, and any additional considerations relating to, indexed amortizing notes will be set forth in the applicable supplement.

Floating-Rate/Fixed-Rate/Indexed Notes

We may issue notes with elements of each of the fixed-rate, floating-rate and indexed notes described above. For example, notes may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, notes may provide for a payment of principal at maturity linked to an index and also may bear interest at a fixed or floating rate. We will describe the determination of interest for any of these notes in the applicable supplement.

Original Issue Discount Notes

We may issue notes at a price lower than their principal amount or lower than their minimum guaranteed repayment amount at maturity, which we refer to as “original issue discount notes.” Original issue discount notes may be fixed-rate, floating-rate, or indexed notes and may bear no interest (“zero coupon notes”) or may bear interest at a rate that is below market rates at the time of issuance. Upon an acceleration of the maturity of an original issue discount note, the amount of interest payable will be determined in accordance with the terms of the note, as described in the applicable supplement. That amount normally is less than the amount payable at the maturity date. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “U.S. Federal Income Tax Consequences” for a summary of the U.S. federal income tax consequences of owning an original issue discount note.

Payment of Principal, Interest and Other Amounts Due

Paying Agents.  Unless otherwise provided in the applicable supplement, the trustee will act as our paying agent, security registrar, and transfer agent with respect to the notes through the trustee’s corporate trust office. That office is currently located at One Canada Square, London, E14 5AL. If specified in the applicable supplement, with respect to some of our notes, including notes denominated in euro, the trustee will act as the London paying agent (the “London paying agent”) through its London branch, which is located at the trustee’s corporate trust office. At any time, we may rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any successor paying agent acts in accordance with the indenture. In addition, we may decide to act as our own paying agent with respect to some or all of the notes, and the paying agent may resign.

Calculation Agents.  We will identify the calculation agent for any floating-rate or indexed notes in the applicable supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium (if any), interest, or other amounts payable (if any) applicable to the floating-rate notes or indexed notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. At the request of the holder of any floating-rate note that is an indexed note, and to the extent set forth in the applicable supplement, the calculation agent will provide the reference rate or formula then in effect. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent may resign.

Payments to Holders and Record Dates for Interest. Unless we specify otherwise in the applicable supplement, the provisions described in this section will apply to payments on the notes.

Interest payments on the notes will be made on each interest payment date applicable to, and at the maturity date of, the notes. Interest payable at any interest payment date other than the maturity date will be paid to the registered holders of the notes on the regular record date for that interest payment date, as described below. However, unless we specify otherwise in the applicable supplement, the initial interest payment on a note issued between a regular record date and the interest payment date immediately following the regular record date will be made on the second interest payment date following the original issue date to the holder of record on the regular record date preceding the second interest payment date. The principal and interest payable at maturity will be paid to the holder of the note at the close of business on the maturity date.

Unless we specify otherwise in the applicable supplement, the record date for any interest payment for a note in book-entry only form generally will be the date which is 15 calendar days prior to the payment date. If such 15th day is not a business day, the record date will be the next succeeding business day.

Unless we specify otherwise in the applicable supplement, if any interest payment date or the maturity date of a note falls on a day that is not a business day, we will make the required payment on the next business day, and no additional interest will accrue in respect of the payment made on the next business day; provided that in the case of notes with a term of not more than one year (from but excluding the original issue date to and including the maturity date), in no event will an interest payment date or the maturity date occur more than one year after the original issue date (excluding the original issue date and including the payment or maturity date). However, unless we specify otherwise in the applicable supplement, for LIBOR notes or EURIBOR notes, if an interest payment date falls on a date that is not a business day, and the next business day is in the next calendar month, the interest payment date will be the immediately preceding business day.

Unless we specify otherwise in the applicable supplement, the term “business day” means, for any note, a day that meets all the following applicable requirements:

•
for all notes, is any weekday that is not a legal holiday in New York, New York, London, England, or any other place of payment of the note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed;

•
for any LIBOR note, also is a day on which commercial banks are open for business (including dealings in the index currency specified in the applicable supplement) in London, England (a “London Banking Day”);

•
for any note denominated in euro or any EURIBOR note, also is a day on which the TransEuropean Automated Real-Time Gross Settlement Express Transfer, or “TARGET,” System or any successor is operating (a “TARGET Settlement Date”); and

•
for any note that has a specified currency other than U.S. dollars or euro, also is not a day on which banking institutions generally are authorized or obligated by law, regulation, or executive order to close in the principal financial center of the country of the specified currency.

Unless we specify otherwise in the applicable supplement, for purposes of this determination, the “principal financial center” is:

•
the capital city of the country issuing the specified currency, except for U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, for which the “principal financial center” is New York, Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively; or

•
the capital city of the country to which the index currency relates, except for U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, for which the “principal financial center” is New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

Manner of Payment.  Unless otherwise stated in the applicable supplement, we will pay principal, premium (if any), interest, and other amounts payable (if any) on the notes in book-entry form in accordance with arrangements then in place between the applicable paying agent and the applicable depository. Unless otherwise stated in the applicable pricing supplement, we will pay any interest on notes in certificated form on each interest payment date other than the maturity date by check mailed to holders of the notes on the applicable record date at the address appearing on our records. Unless otherwise stated in the applicable supplement, we will pay any principal, premium (if any), interest, and other amounts payable (if any) at the maturity date of a note in certificated form by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the trustee or the London paying agent, as applicable.

Currency Conversions and Payments on Notes Denominated in Currencies Other than U.S. Dollars.  For any notes denominated in a currency other than U.S. dollars, the initial investors will be required to pay for the notes in that foreign currency. The applicable selling agent may arrange for the conversion of U.S. dollars into the applicable foreign currency to facilitate payment for the notes by U.S. purchasers electing to make the initial payment in U.S. dollars. Any such conversion will be made by that selling agent on the terms and subject to the conditions, limitations, and charges as it may establish from time to time in accordance with its regular foreign exchange procedures, and subject to United States laws and regulations. All costs of any such conversion for the initial purchase of the notes will be borne by the initial investors using those conversion arrangements.

We generally will pay principal, premium (if any), interest, and other amounts payable (if any) on notes denominated in a currency other than U.S. dollars in the applicable foreign currency. Holders of beneficial interests in notes through a participant in The Depository Trust Company, or “DTC,” will receive payments in U.S. dollars, unless they elect to receive payments on those notes in the applicable foreign currency in accordance with the then applicable procedures of DTC. If a holder through DTC does not make an election to receive payments in the applicable foreign currency, we or an exchange rate agent appointed by us will convert payments to that holder into U.S. dollars, and all costs of those conversions will be borne by that holder by deduction from the applicable payments.

For holders not electing payment in the applicable foreign currency, the U.S. dollar amount of any payment will be the amount of the applicable foreign currency otherwise payable, converted into U.S. dollars at the applicable exchange rate prevailing as of 11:00 a.m. (New York City time) on the second business day prior to the relevant payment dates, less any costs incurred by us or the exchange rate agent for that conversion. The costs of those conversions will be shared pro rata among the holders of beneficial interests in the applicable global notes receiving U.S. dollar payments in the proportion of their respective holdings. We or the exchange rate agent will make those conversions in accordance with the terms of the applicable note and with any applicable arrangements between us and the trustee.

If an exchange rate quotation is unavailable from the entity or source ordinarily used by us or the exchange rate agent in the normal course of business, we or the exchange rate agent (in consultation with us) will obtain a quotation from a leading foreign exchange bank in New York City, which may be selected by us. If no quotation from a leading foreign exchange bank is available, payment will be made in the applicable foreign currency to the account or accounts specified by DTC to the trustee, unless the applicable foreign currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control. If payment on a note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments on that note will be made in U.S. dollars on the basis of the most recently available market exchange rate for the applicable foreign currency. Any payment on a note so made in U.S. dollars will not constitute an event of default under the applicable notes.

For purposes of the above discussion about currency conversions and payments on notes denominated in a foreign currency, the term “business day” means any weekday that is not a legal holiday in New York, New York or London, England and is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

For information regarding risks associated with foreign currencies and exchange rates, see “Risk Factors — Currency Risks”.

Payment of Additional Amounts.  Unless otherwise stated in the applicable supplement, neither we nor LBG will withhold or deduct amounts from payments of principal or interest on the notes.  However, the United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us or LBG to withhold or deduct amounts from payments of principal or interest on the notes, for taxes or other governmental charges.  If such a withholding or deduction is required, we or LBG, as the case may be, may be required to pay additional amounts (“Additional Amounts”) such that the net amount paid to holders of the notes, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.  For more information on Additional Amounts and the situations in which we must pay Additional Amounts, see “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Redemption for Tax Reasons

Unless the relevant pricing supplement provides otherwise, we or LBG will have the option to redeem notes in whole, but not in part, after giving not less than 30 nor more than 60 calendar days’ notice to each holder of such notes, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of notes issued with original issue discount, their accreted face amount, together with any accrued interest, or, in the case of such other notes as we may issue, at the redemption price specified in the applicable supplement (and premium, if any, thereon) together with accrued interest up to, but excluding, the redemption date, if we or LBG, as applicable, determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable pricing supplement:

•	in making any payments on such notes, we or LBG, as applicable, have paid or will or would on the next interest payment date become obligated to pay Additional Amounts;

•
payment of interest on the next interest payment date in respect of any of such notes would be treated as “distributions” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next interest payment date we or LBG, as applicable, would not be entitled to claim a deduction in respect of the payments in computing our or LBG’s U.K. taxation liabilities, or the value of the deduction to us or LBG, as applicable, would be materially reduced.

Before we publish any notice of redemption for tax reasons, we or LBG will deliver to the trustee under the indenture an officer’s certificate or a legal opinion stating that we or LBG, as the case may be, are entitled to redeem the notes and that the conditions precedent to redemption have occurred.

No Sinking Fund

Unless we specify otherwise in the applicable supplement, the notes will not be entitled to the benefit of any sinking fund.  This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes.

Redemption

The applicable supplement will indicate whether we have the option to redeem notes prior to their maturity date other than as described above under “—Redemption for Tax Reasons”. If we may redeem the notes prior to maturity, the applicable supplement will indicate the redemption price and method for redemption, including the applicable redemption notice period.  Unless we specify otherwise in the applicable supplement, we may redeem notes only on an interest payment date, and the redemption price will be 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.

Unless we specify otherwise in the applicable supplement, we may exercise our right to redeem notes by giving notice to the trustee and the holders under the indenture at least 30 business days but not more than 60 calendar days before the specified redemption date. The notice will take the form of a certificate signed by us specifying:

•	the date fixed for redemption;

•	the redemption price;

•	the CUSIP, Common Code and/or ISIN number or numbers, if any, of the notes to be redeemed;

•	the amount to be redeemed, if less than all of a series of notes is to be redeemed;

•	the place of payment for the notes to be redeemed; and

•	that on and after the date fixed for redemption, interest will cease to accrue on the notes to be redeemed.

So long as a depository is the record holder of the applicable notes to be redeemed, we will deliver any notice of our election to exercise our redemption right only to that depository and the trustee.

Repayment

The applicable supplement will indicate whether the notes can be repaid at the holder’s option prior to their maturity date. If the notes may be repaid prior to maturity, the applicable supplement will indicate the amount at which we will repay the notes and the procedure for repayment.

Repurchase

We, or our affiliates, may purchase at any time our notes in the open market at prevailing prices or in private transactions at negotiated prices. If we purchase notes in this manner, we have the discretion to either hold, resell, or cancel any repurchased notes.

Reopenings

We have the ability to “reopen,” or increase after the issuance date, the principal amount of a particular tranche or series of our notes without notice to the holders of existing notes by selling additional notes having the same terms. However, any new notes of this kind may have a different offering price and terms with respect to accrued interest.

Extendible/Renewable Notes

We may issue notes for which the maturity date may be extended at our option or renewed at the option of the holder for one or more specified periods, up to but not beyond the final maturity date stated in the note. The specific terms of and any additional considerations relating to extendible or renewable notes will be set forth in the applicable supplement.

Other Provisions

Any provisions with respect to the determination of an interest rate basis, the specification of interest rate basis, the calculation of the applicable interest rate, the amounts payable at maturity, interest payment dates, or any other related matters for a particular tranche of notes, may be modified as described in the applicable supplement.

Form, Exchange, Registration, and Transfer of Notes

We will issue each note in book-entry only form. This means that we will not issue actual notes or certificates to each beneficial owner. Instead, the notes will be in the form of a global note, in fully registered form, registered and held in the name of the applicable depository or a nominee of that depository. Except as set forth in the accompanying prospectus under “Description of Debt Securities — Form of Debt Securities; Book-Entry System,” you may not exchange registered global notes or interests in registered global notes for certificated notes. Unless we specify otherwise in the applicable supplement, each global note certificate representing registered global notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. These certificates name DTC or its nominee as the owner of the notes. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. DTC, Euroclear, and Clearstream, as depositories for global securities, and some of their policies and procedures are described under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus. For more information about book-entry only notes and the procedures for registration, settlement, exchange, and transfer of book-entry only notes, see “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

If we ever issue notes in certificated form, unless we specify otherwise in the applicable supplement, those notes will be in registered form, and the exchange, registration, or transfer of those notes will be governed by the indenture and the procedures described under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus.  Subject to the terms of the indenture, notes of any series in certificated form may be exchanged at the option of the holder for other notes of the same series and of an equal aggregate principal amount containing identical terms and conditions.  Notes in certificated form may be presented for registration of transfer at the office of any transfer agent that we designate and maintain. The transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. Interests in certificated notes may not be exchanged for registered global notes or interests in registered global notes.

Unless we specify otherwise in the applicable supplement, the trustee will be the authenticating agent, registrar, and transfer agent for the notes issued under the indenture. Holders may register the transfer of the notes, and exchange the notes at the office of the trustee as our current agent for the payment, transfer and exchange of the notes. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

We will not be required to:

•
register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer or exchange of notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that note being redeemed in part.

No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Ranking

Under United States law, claims of our subsidiaries’ creditors, including their depositors, would be entitled to priority over the claims of our unsecured general creditors, including holders of our notes, in the event of our liquidation or other resolution.

Unless the relevant supplement provides otherwise, the notes and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations present and future, except such obligations as are preferred by operation of law.

The indenture and the notes do not contain any limitation on the amount of obligations that we may incur in the future.

Guarantee

The notes are fully and unconditionally guaranteed by LBG.  The guarantee is set forth in, and forms part of, the indenture.  If, for any reason, we do not make any required payment in respect of our notes when due, LBG will cause the payment to be made to or to the order of the applicable trustee.  Holders of notes issued by us may sue LBG to enforce their rights under the guarantee without first suing any other person or entity.  LBG may, without the consent of the holders of the notes, assume all of our rights and obligations under the notes and upon such assumption, we will be released from our liabilities under the indenture and the notes.

For more information on the guarantee, see “Description of Debt Securities —Senior Guarantee” in the accompanying prospectus.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the notes.  It applies to you only if you are a U.S. holder (as defined below) who purchases notes at their original issuance for the “issue price,” which will be the first price at which a substantial amount of the notes in an issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who holds those notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).  This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as in effect on the date hereof, and changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect.  It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are one of certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the notes as a part of a straddle, conversion or integrated transaction, persons that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax, persons that own, or are deemed to own, 10% or more of our voting stock, persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom, or persons who are domiciled or deemed to be domiciled in the United Kingdom.

The following discussion may be modified or superseded by additional information regarding U.S. federal income taxation set forth in the applicable supplement, which investors should consult before making a decision to invest in the specific instruments issued thereunder.  This discussion does not apply to notes that do not by their terms provide for the repayment at maturity or upon exercise by us of a right to redeem the notes (if applicable) of an amount at least equal to the issue price, notes upon which interest is payable in kind, exchangeable notes, extendible or renewable notes, notes issued at a premium to their stated principal amount, or Non-U.S. Dollar-Denominated Securities.  The tax treatment of these instruments will be discussed in the applicable supplement.

Tax Treatment of the Notes

Unless otherwise indicated in the applicable supplement, we intend to treat notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms) as short-term debt instruments for U.S. federal income tax purposes.  With respect to notes with a term of longer than one year (calculated as above), the applicable supplement will specify whether we intend to treat these notes as “variable rate debt instruments,” “contingent payment debt instruments” or fixed-rate debt instruments for U.S. federal income tax purposes.  By purchasing the notes, you will agree to treat them consistently with our treatment.  The following disclosure assumes that the notes will be treated as debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Unless otherwise indicated in the applicable supplement, interest income earned by a you with respect to a note will be foreign-source income for purposes of calculating your foreign tax credit limitation.

Short-Term Debt Instruments

The following discussion applies only to short-term debt instruments, i.e., notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms).  Generally, a short-term debt instrument is treated as issued at a discount equal to the sum of all payments required on the note minus its issue price.  As discussed below, certain aspects of the U.S. federal income tax treatment of a short-term debt instrument with contingent payments not determinable prior to maturity are unclear.

If you are a cash-method holder, you generally will not be required to recognize income with respect to a short-term debt instrument prior to maturity, other than with respect to receipt of interest payments, if any, or pursuant to a sale or exchange of the note.  If you are an accrual-method holder (or a cash-method holder who elects to accrue income on the note currently), you will be subject to rules that generally require accrual of discount on short-term debt instruments on a straight-line basis, unless the you elect a constant-yield method of accrual based on daily compounding.  In the case of a short-term debt instrument with contingent payments not determinable prior to maturity, it is not clear how such accruals should be determined.  You should consult your tax adviser regarding the amount and timing of any accruals on such notes.

Upon a sale, exchange or retirement of a short-term debt instrument, you will recognize gain or loss in an amount equal to any difference between the amount received and your basis in the note.  Your basis in the note should equal the amount paid to acquire the note increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount.  The amount of any resulting loss will be treated as a short-term capital loss, the deductibility of which is subject to limitations.  The excess of the amount received at maturity over your basis in the note generally should be treated as ordinary income.  It is also not clear whether or to what extent gain recognized upon a sale or exchange prior to maturity of a short-term debt instrument providing for contingent payments not determinable prior to maturity should be treated as capital gain or ordinary income.  You should consult your tax adviser regarding these issues.

If you are a cash-method holder who does not make the election to accrue income currently on a short-term debt instrument, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the note. Cash-method holders should consult their tax advisers regarding these rules.

Fixed-Rate Debt Instruments

The following discussion applies only to fixed-rate notes with a term of more than one year (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms).  Subject to the following discussion regarding notes issued with original issue discount (“OID”), interest paid on a note will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.

A note that has an issue price that is less than its “stated redemption price at maturity” will generally be considered to have been issued with OID for U.S. federal income tax purposes unless the note satisfies a de minimis threshold (as described below).  The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.”  “Qualified stated interest” generally includes stated interest unconditionally payable at least annually at a single fixed rate.  If a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated rate is qualified stated interest, with any excess included in the stated redemption price at maturity for purposes of determining whether the note was issued with OID.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount—1⁄4 of one percent of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity—the note will not be treated as issued with OID and therefore will not be subject to the rules described below.

If your notes were issued with OID, you would be required to include any qualified stated interest payments in income when they are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes.  In addition, you would be required to include OID in income as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of your method of tax accounting.  Under this method, you may be required to include in income increasingly greater amounts of OID in successive accrual periods.

You may make an election to include in gross income all interest that accrues on a note (including stated interest, OID and de minimis OID) in accordance with the constant-yield method based on the compounding of interest.  This election may be revoked only with the permission of the Internal Revenue Service (the “IRS”).

A note that is subject to early redemption may be governed by rules that differ from the general rules described above for purposes of determining its yield and maturity (which may affect whether the note is treated as issued with OID and, if so, the timing of accrual of the OID).  Under applicable Treasury regulations, we will be presumed to exercise an option to redeem a note if the exercise of the option would lower the yield on the note.  If such an option were not in fact exercised, the note would be treated solely for purposes of calculating OID as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date.  A note’s “adjusted issue price” is its issue price increased by the amount of previously includable OID and decreased by the amount of any payments of stated interest that do not constitute qualified stated interest.

Upon the sale, exchange or retirement (including early redemption) of a note, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note.  For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as described above.  Your tax basis in a note will equal its cost increased by the amount of OID you have previously accrued, if any, and decreased by the amount of any payments of stated interest that do not constitute qualified stated interest.  Gain or loss realized upon the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year.  The deductibility of capital losses is subject to certain limitations.

Notes Treated as Variable Rate Debt Instruments

The following discussion applies only to floating-rate and fixed-and-floating-rate notes that are treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”) and assumes that this treatment is respected.  Unless otherwise indicated in the applicable supplement, all stated interest on a VRDI will be qualified stated interest (as defined in applicable Treasury regulations).  Qualified stated interest  on a VRDI will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.  Upon the sale, exchange or retirement (including early redemption) of a VRDI, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the VRDI.  For this purpose, the amount realized does not include any amount attributable to accrued qualified stated interest, which will be treated as described immediately above.  Gain or loss realized upon the sale or exchange of a VRDI will be capital gain or loss and will be long-term capital gain or loss if you have held the VRDI for more than one year.  The deductibility of capital losses is subject to certain limitations.

Unless otherwise stated in the applicable supplement, it is expected that VRDIs will be issued without OID for U.S. federal income tax purposes.  If, however, the “stated redemption price at maturity” of a VRDI exceeds its issue price by more than a de minimis amount (as described above under “—Fixed-Rate Debt Instruments”), this excess will be treated as OID that you must include in income as it accrues in accordance with a constant-yield method based on compounding of interest before the receipt of cash payments attributable to this income.

In certain cases, typically involving VRDIs that provide for (i) multiple floating rates or (ii) a fixed rate for a term longer than one year and one or more qualified floating rates, a portion of the stated interest on a VRDI may not be qualified stated interest.  If this is the case, the relevant supplement will describe the portion of stated interest that will not be treated as qualified stated interest but instead will be treated as part of the stated redemption price at maturity, and will provide information regarding the accrual of OID over the term of the VRDI.

Notes Treated as Contingent Payment Debt Instruments

The following discussion applies only to notes that are treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”) and assumes that this treatment is respected.

A CPDI generally will be subject to the OID provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the CPDI as described below.  We are required to determine a “comparable yield” for each issuance of CPDIs.  The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the CPDI, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDI.  Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a series of payments the amount and timing of which would produce a yield to maturity on the CPDI equal to the comparable yield.

We will determine the comparable yield for each issuance of CPDIs and will provide the comparable yield, and the related projected payment schedule, in the applicable supplement.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual interest, if any, that we will pay on a CPDI.

For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule determined by us to calculate your interest accruals in respect of a CPDI, unless you timely disclose and justify the use of other estimates to the IRS.

You will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of a CPDI, that equals the product of (i) the adjusted issue price of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period, with such amount adjusted upward or downward to reflect the difference, if any, between the actual and projected amounts of the contingent payments on the CPDI (as discussed below) during the period.  For U.S. federal income tax purposes, the “adjusted issue price” of a CPDI is its issue price increased by any interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the projected amount of any payments previously made on the CPDI.

If the amount you actually receive on a CPDI in a taxable year exceeds the projected amount, the excess will be treated as additional interest income to you.  If the amount you actually receive is less than the projected amount, the shortfall will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income for that taxable year, thereafter will be treated as an ordinary loss to the extent previous interest inclusions exceed the total amount of such shortfalls treated as ordinary losses in previous years, and thereafter will be carried forward to offset future taxable income or, with respect to a carryforward to a year in which the CPDI is sold, exchanged or retired, to reduce the amount realized on the sale, exchange or retirement.

Upon a sale or exchange of a CPDI (including early redemption or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount you receive and your tax basis in the CPDI.  Your tax basis in a CPDI will equal its cost increased by the amount of interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any prior projected payments in respect of the CPDI.  Any income generally will be treated as interest income.  Any loss will be treated first as ordinary loss, to the extent previous interest inclusions with respect to the CPDI exceeded any amounts previously treated as ordinary losses (as described in the preceding paragraph), and then as capital loss.  Neither these losses nor the losses attributable to shortfalls discussed in the preceding paragraph are subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, if in connection with a sale or exchange of a CPDI (including early redemption or redemption at maturity) you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS.  You should consult your tax adviser regarding these limitations and reporting obligations.

Special rules may apply if all the remaining payments on a CPDI become fixed substantially contemporaneously.  For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental.  Under these rules, you would be required to account for the difference between the originally projected payments and the fixed payments in a reasonable manner over the period to which the difference relates.  In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the CPDI.  The character of any gain or loss on a sale or exchange of your CPDI also would be affected.  If a single interest payment on a CPDI becomes fixed more than six months prior to the relevant payment date, you would be required to account for the difference between the originally projected payment and the fixed payment on a present value basis.  You should consult your tax adviser concerning the application of these rules.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about these holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  You should consult your tax adviser regarding this legislation.

Information Reporting and Backup Withholding

Interest (including OID) accrued or paid on the notes and proceeds received from a sale, exchange or retirement of the notes generally will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions.  Amounts withheld under the backup withholding rules are not additional taxes, will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances.  You should consult your tax adviser regarding the application of U.S. federal tax laws in your particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

TAXATION IN THE UNITED KINGDOM

The following is a summary of the United Kingdom (“U.K.”) withholding taxation treatment as at the date of this prospectus supplement in relation to payments of principal and interest in respect of the notes and payments under the related guarantees and does not deal with other U.K. tax aspects of acquiring, holding or disposing of the notes. This summary relates only to persons who are absolute beneficial owners of the notes. Prospective holders should be aware that the particular terms of issue of any series of the notes may affect the tax treatment of that and other series of notes. This summary is a general guide based on current U.K. law and H.M. Revenue and Customs practice and does not purport to be a complete or exhaustive analysis of all tax considerations relating to the notes, and prospective purchasers should treat it with appropriate caution.

Prospective purchasers should seek independent professional advice should they have any doubt as to their tax position. If prospective purchasers may be liable to taxation in jurisdictions other than the U.K. in respect of the acquisition, ownership, holding and disposition of notes, they are particularly advised to consult professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain U.K. taxation aspects of payments in respect of the notes. In particular, prospective purchasers should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the notes, even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the U.K.

U.K. Withholding on U.K. Source Interest

Interest Payable by the Bank in the Ordinary Course of Business

Interest on the notes generally will be paid by the issuer without withholding or deduction for or on account of United Kingdom income tax provided that the issuer continues to be a bank within the meaning of section 991 of the Income Tax 2007 and the interest on the notes is paid in the ordinary course of its business within the meaning of section 878 of the Income Tax Act 2007.

Notes Listed on a Recognized Stock Exchange

Notes issued by the issuer which carry a right to interest will constitute “quoted Eurobonds” if they are and continue to be listed on a recognized stock exchange within the meaning of section 1005 of the Income Tax Act 2007. The New York Stock Exchange is a recognized stock exchange for those purposes. While the notes are and continue to be quoted Eurobonds, payments of interest by the issuer on the notes may be made without withholding or deduction for or on account of U.K. income tax.

Other Cases

In other cases, interest on the notes will generally be paid under deduction of U.K. income tax at the basic rate of (currently) 20 per cent., subject to the availability of other relief or exemption or to any direction to the contrary from H.M. Revenue and Customs in respect of such relief as may be available under the provisions of any applicable double taxation treaty.

Provision of Information

Holders who are individuals should note that where any interest on notes is paid to them (or to any person acting on their behalf) by the issuer, or any person in the U.K. acting on behalf of the issuer (a “paying agent”), or is received by any person in the U.K. acting on behalf of the relevant individual holder (a “collecting agent”), then the issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to H.M. Revenue and Customs details of the payment and certain details relating to the individual holder or person entitled to the interest (including the name and address of the holder or person entitled to the interest). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of U.K. income tax and whether or not the holder is resident in the U.K. for U.K. taxation purposes. Where the holder or person entitled to the interest is not so resident, the details provided to HMRC may, in certain cases, be passed by HMRC to the tax authorities of the jurisdiction in which the holder or person entitled to the interest is resident for taxation purposes.

The provisions referred to above may also apply, in certain circumstances, to payments made on redemption of any notes where the amount payable on redemption is greater than the issue price of the notes. However, in relation to such amounts, HMRC published practice indicates that HMRC will not exercise its power to obtain information where such amounts are paid or received on or before 5 April 2012.

Other Rules Relating to U.K. Withholding Tax

Notes may be issued at an issue price of less than 100 per cent. of their principal amount. Any discount element on any such notes should not be subject to any U.K. withholding tax pursuant to the provisions mentioned above, but may be subject to reporting requirements as outlined above.

Where notes are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to U.K. withholding tax and reporting requirements as outlined above.

In addition to the above, in relation to U.K. withholding tax, where interest has been paid under deduction of U.K. income tax, holders who are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

The references to “interest” in this U.K. Taxation summary mean “interest” as understood in U.K. tax law. The statements in this summary do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the notes or any related documentation. This description of the U.K. withholding tax position assumes that there will be no substitution of the issuer of the notes pursuant to the terms and conditions of the notes and does not consider the tax consequences of any such substitution.

Payments under the guarantee in respect of interest on the notes (or other amounts due under the notes, other than the repayment of amounts subscribed for the notes) may be subject to United Kingdom withholding tax at the basic rate of (currently) 20 per cent., subject to the availability of any other relief or exemption or to any direction to the contrary from H.M. Revenue and Customs in respect of such relief as may be available under the provisions of any applicable double taxation treaty. Any holder who is in any doubt as to the tax treatment of payments under the guarantee is advised to obtain professional advice.

EU Savings Directive

Under European Commission Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”), each member state is required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by certain entities within its jurisdiction for, an individual resident in that other member state or to certain limited types of entities established in that member state. For a transitional period, however, Austria and Luxembourg may instead apply a withholding system in relation to such payments unless during that period they elect otherwise (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

The European Commission has proposed certain amendments to the EU Savings Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

A number of non-EU countries, and certain dependent or associated territories of certain member states have adopted similar measures (either provision of information or transitional withholding arrangements) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or certain other persons in a member state. In addition, the member states have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident in one of those territories.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes and related guarantees for sale on a continuing basis through the selling agents. The selling agents may act either on a principal basis or on an agency basis. We may offer the notes and related guarantees at varying prices relating to prevailing market prices at the time of resale, as determined by the selling agents, or, if so specified in the applicable supplement, for resale at a fixed public offering price. The applicable supplement will set forth the initial price for the notes, or whether they will be sold at varying prices.

If we sell notes on an agency basis, we will pay a commission, if any, to the selling agent to be negotiated at the time of sale. The commission, if any, will be determined at the time of sale and will be specified in the applicable supplement. Each selling agent will use its reasonable best efforts when we request it to solicit purchases of the notes as our agent.

Unless otherwise agreed and specified in the applicable supplement, if notes are sold to a selling agent acting as principal, for its own account, or for resale to one or more investors or other purchasers, including other broker-dealers, then any notes so sold will be purchased by that selling agent at a price equal to 100% of the principal amount of the notes less a commission, if any, that will be a percentage of the principal amount determined as described above. Notes sold in this manner may be resold by the selling agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to other dealers for resale to investors. The selling agents may allow any portion of the discount received in connection with the purchase from us to the dealers, but the discount allowed to any dealer will not be in excess of the discount to be received by the selling agent from us. After the initial public offering of notes, the selling agent may change the public offering price or the discount allowed to dealers.

We also may sell notes directly to investors, without the involvement of any selling agent. In this case, we would not be obligated to pay any commission or discount in connection with the sale, and we would receive 100% of the principal amount of the notes so sold, unless otherwise specified in the applicable supplement.

We will name any selling agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those selling agents or other persons, in the applicable supplement. As of the date of this prospectus supplement, the selling agents are Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Lloyds TSB Bank plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC. These selling agents have entered into a distribution agreement with us that describes the offering of notes by those selling agents as our agents and as principals. We also may accept offers to purchase notes through additional selling agents on substantially the same terms and conditions, including commissions, as would apply to purchases through the selling agents under the distribution agreement. If a selling agent purchases notes as principal, that selling agent usually will be required to enter into a separate purchase agreement for the notes, and may be referred to in that purchase agreement and the applicable supplement, along with any other selling agents, as “underwriters.”

We have the right to withdraw, cancel, or modify the offer made by this prospectus supplement without notice. We will have the sole right to accept offers to purchase notes, and we, in our absolute discretion, may reject any proposed purchase of notes in whole or in part. Each selling agent will have the right, in its reasonable discretion, to reject in whole or in part any proposed purchase of notes through that selling agent.

Any selling agent participating in the distribution of the notes may be considered to be an underwriter, as that term is defined in the Securities Act. We have agreed to indemnify the several selling agents and certain other persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling agents may be required to make. We also have agreed to reimburse the selling agents for certain expenses.

Lloyds TSB Bank plc is not a U.S.-registered broker-dealer and, therefore, to the extent it intends to effect any sales of the notes in the United States, it will do so through one or more U.S.-registered broker-dealers as permitted by regulations promulgated under the Securities Exchange Act of 1934, as amended. Any underwriter that is not a U.S.-registered broker-dealer to the extent it intends to effect any sales of the notes in the United States, will only do so through one or more U.S.-registered broker-dealers as permitted by applicable U.S. laws and regulations, including the rules of FINRA.

The notes will not have an established trading market when issued, and we do not intend to list the notes on any securities exchange, unless otherwise specified in the applicable supplement. Any selling agent may purchase and sell notes in the secondary market from time to time. However, no selling agent is obligated to do so, and any selling agent may discontinue making a market in the notes at any time without notice. There is no assurance that there will be a secondary market for any of the notes.

To facilitate offerings of the notes by a selling agent that purchases notes as principal, and in accordance with industry practice, selling agents may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate-covering transactions, and imposing penalty bids to reclaim selling concessions allowed to a member of the syndicate or to a dealer, as follows:

•	An overallotment in connection with an offering creates a short position in the offered securities for the selling agent’s own account.

•	A selling agent may place a stabilizing bid to purchase a note for the purpose of pegging, fixing, or maintaining the price of that note.

•
Selling agents may engage in syndicate-covering transactions to cover overallotments or to stabilize the price of the notes by bidding for, and purchasing, the notes or any other securities in the open market in order to reduce a short position created in connection with the offering.

•
The selling agent that serves as syndicate manager may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate-covering transactions, in stabilization transactions, or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The selling agents are not required to engage in these activities, and may end any of these activities at any time.

The selling agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the selling agents or other selling agents that we may name in the future, or their affiliates, have engaged, and may in the future engage, in investment banking, commercial banking, and financial advisory transactions with us and our affiliates. These transactions are in the ordinary course of business for the selling agents and us and our respective affiliates. In these transactions, the selling agents or their affiliates receive, or will receive, customary fees and expenses.

In the ordinary course of their various business activities, the selling agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer.  The selling agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Although we expect that delivery of the notes generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a shorter or a longer settlement cycle in the applicable supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we have specified a longer settlement cycle in the applicable pricing supplement for an offering of securities, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable supplement, will be required, by virtue of the fact that those securities will settle in more than T+3, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the Issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Unless the applicable supplement explicitly provides otherwise, each purchaser or holder of a note, and each fiduciary who causes any entity to purchase or hold a note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the notes on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes.  We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the note does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Please consult the applicable supplement for further information with respect to a particular offering and, in certain cases, further restrictions on the purchase or transfer of the notes.

LEGAL MATTERS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the notes and the guarantees under U.S. federal securities laws.  Our English counsel, Linklaters LLP, will pass upon the validity of the notes and the guarantees under English law.  Our Scottish counsel, Dundas & Wilson CS LLP, will pass upon certain matters of Scots law relating to the validity of the guarantees of the notes.  Allen & Overy LLP, United States counsel to the selling agents, will pass upon certain legal matters relating to the notes and the guarantees under U.S. federal securities laws.

PROSPECTUS

LLOYDS TSB BANK plc
fully and unconditionally guaranteed by
LLOYDS BANKING GROUP plc

By this prospectus we may offer —

DEBT SECURITIES

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more prospectus supplements to this prospectus. Any prospectus supplement may also add, update or change information contained, or incorporated by reference, in this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the heading “Incorporation of Documents by Reference”, before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the U.S. Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is December 22, 2010.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
USE OF PROCEEDS	1
LLOYDS BANKING GROUP PLC	1
LLOYDS TSB BANK PLC	2
DESCRIPTION OF DEBT SECURITIES	2
PLAN OF DISTRIBUTION	14
LEGAL OPINIONS	16
EXPERTS	16
ENFORCEMENT OF CIVIL LIABILITIES	16
WHERE YOU CAN FIND MORE INFORMATION	17
INCORPORATION OF DOCUMENTS BY REFERENCE	17
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS	18

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities we may offer, which we will refer to as the “debt securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We will file each prospectus supplement with the SEC. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us”, “our” and “Lloyds Bank” refer to Lloyds TSB Bank plc, the term “LBG” means Lloyds Banking Group plc, and the term “Group” means Lloyds Banking Group plc and its subsidiaries.

LBG publishes its consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom. In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of the Group. The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

LLOYDS BANKING GROUP PLC

Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the UK Companies Act 1985 on October 21, 1985 with the registered number 95000.

The history of the Group can be traced back to the 18th century when the banking partnership of Taylors and Lloyds was established in Birmingham, England. Lloyds Bank Plc was incorporated in 1865 and during the late 19th and early 20th centuries entered into a number of acquisitions and mergers, significantly increasing the number of banking offices in the UK. In 1995, it continued to expand with the acquisition of the Cheltenham and Gloucester Building Society (C&G).

TSB Group plc became operational in 1986 when, following UK Government legislation, the operations of four Trustee Savings Banks and other related companies were transferred to TSB Group plc and its new banking subsidiaries. By 1995, the TSB Group had, either through organic growth or acquisition, developed life and general insurance operations, investment management activities, and a motor vehicle hire purchase and leasing operation to supplement its retail banking activities.

In 1995, TSB Group plc merged with Lloyds Bank Plc. Under the terms of the merger, the TSB and Lloyds Bank groups were combined under TSB Group plc, which was renamed Lloyds TSB Group plc with Lloyds Bank Plc, which was subsequently re-named Lloyds TSB Bank plc, the principal subsidiary. In 1999, the businesses, assets and liabilities of TSB Bank plc, the principal banking subsidiary of the TSB Group prior to the merger, and its subsidiary Hill Samuel Bank Limited were vested in Lloyds TSB Bank plc, and in 2000, Lloyds TSB Group acquired Scottish Widows. In addition to already being one of the leading providers of banking services in the UK, this transaction also positioned Lloyds TSB Group as one of the leading suppliers of long-term savings and protection products in the UK.

On September 18, 2008, with the support of the UK Government, the boards of Lloyds TSB Group plc and HBOS plc announced that they had reached agreement on the terms of a recommended acquisition by Lloyds TSB Group plc of HBOS plc. The shareholders of Lloyds TSB Group plc approved the acquisition at its general meeting on November 19, 2008. On January 16, 2009, the acquisition was completed and Lloyds TSB Group plc changed its name to Lloyds Banking Group plc.

Pursuant to two placing and open offers which were completed by LBG in January and June 2009 and the Rights Issue completed in December 2009, the UK Government acquired 43.4 per cent of LBG’s issued ordinary share capital. Following the issue of ordinary shares in February 2010 pursuant to LBG’s capital raising announced in November 2009, the UK Government’s holding was reduced to approximately 41.3 per cent.

Lloyds Banking Group plc’s registered office is The Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the UK are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number 011-44-207-626-1500.

LLOYDS TSB BANK PLC

Lloyds Bank was incorporated in England and Wales on April 20, 1865 (Registration number 2065). Lloyds Bank is a wholly owned subsidiary of LBG, which is the holding company of the Group. The businesses of the Group are in or owned by Lloyds Bank.

Lloyds Bank’s registered office and principal executive offices in the UK are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number 011-44- 207-626-1500.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

When we refer to “debt securities” in this prospectus, we mean the senior debt securities and the subordinated debt securities. The subordinated debt securities of any series will be our subordinated obligations. Senior debt securities will be issued under a senior debt indenture. Subordinated debt securities will be issued under a subordinated debt indenture. Each indenture is a contract between us, LBG and The Bank of New York Mellon, which will initially act as trustee. The indentures are substantially identical, except for certain provisions such as those relating to subordination, which are included only in the subordinated debt indenture. None of the indentures limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	whether they are senior debt securities or subordinated debt securities;

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities have a maturity date and, if so, what the date is;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•
whether payments are conditional on our ability to make such payments and remain able to pay our debts as they fall due and that our assets continue to exceed our liabilities (other than subordinated liabilities);

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of default with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•
whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to tax laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and UK tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate. We may sell any subordinated debt securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of debt securities shall have no voting rights except those described under the heading “— Modification and Waiver” below.

Senior Guarantee

LBG, as guarantor, will fully and unconditionally guarantee payment in full to the holders of senior debt securities issued by us. The guarantee is set forth in, and forms part of, the indenture under which senior debt securities will be issued by us. If, for any reason, we do not make any required payment in respect of our senior debt securities when due, LBG will cause the payment to be made to or to the order of the applicable trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture. Holders of senior debt securities issued by us may sue LBG to enforce their rights under the guarantee without first suing any other person or entity. LBG may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from our liabilities under the senior debt indenture and the senior debt securities.

Subordinated Guarantee

LBG, as guarantor, will fully and unconditionally guarantee payment in full to the holders of subordinated debt securities issued by us. The guarantee is set forth in, and forms part of, the indenture under which subordinated debt securities will be issued by us. If, for any reason, we do not make any required payment in respect of our subordinated debt securities when due, LBG will cause the payment to be made to or to the order of the applicable trustee. The guarantee will be on a subordinated basis when the guaranteed debt securities are issued under the subordinated indenture. Holders of subordinated debt securities issued by us may sue LBG to enforce their rights under the guarantee without first suing any other person or entity. LBG may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from our liabilities under the subordinated debt indenture and the subordinated debt securities.

Because the guarantee is subordinated, if winding up proceedings with respect to LBG should occur, each holder may recover less ratably than the holders of its unsubordinated liabilities. If, in any such winding up, the amount payable on any guarantee of any series of debt securities and any claims ranking equally with such guarantee are not paid in full, those guarantees and other claims ranking equally will share ratably in any distribution of LBG’s assets in a winding up in proportion to the respective amounts to which they are entitled. If any holder is entitled to any recovery with respect to the guarantee of any debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because LBG is a holding company, its rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including, in the case of us, our depositors, except to the extent that LBG may be a creditor with recognized claims against us.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures. Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor LBG nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we or LBG make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC. DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Euroclear. Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•
the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we or LBG are wound up and we or LBG fail to make a payment on the debt securities when due; or

•
at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only. To the extent permitted by law, we, LBG, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC’s same-day funds settlement system.

Payments

We will make any payments of interest and principal on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, if we do not make a payment on that series of subordinated debt securities on any payment date, our obligation to make that payment shall be deferred, if it is an interest payment, until the date upon which we pay a dividend on any class of our share capital and, if it is a principal payment, until the first business day after the date that falls six months after the original payment date (a “Deferred Payment Date”). If we fail to make a payment before the Deferred Payment Date, that failure shall not create a default or otherwise allow any holder to sue us or LBG for the payment or take any other action. Each payment that is deferred in this way will accrue interest at the rate prevailing in accordance with the terms of the series of debt securities immediately before the original payment date. Any payment deferred in this way shall not be treated as due for any purpose, including for the purposes of ascertaining whether or not a Subordinated Debt Security Default has occurred, until the Deferred Payment Date.

Subordination

Senior Debt Securities

Unless the relevant prospectus supplement provides otherwise, senior debt securities and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, all payments on any series of subordinated debt securities will be subordinate to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of all or any of our creditors, in the manner provided in the subordinated debt indenture.

General

As a consequence of these subordination provisions, if winding up proceedings should occur, each holder may recover less ratably than the holders of our unsubordinated liabilities. If, in any winding up, the amount payable on any series of debt securities and any claims ranking equally with that series are not paid in full, those debt securities and other claims ranking equally will share ratably in any distribution of our assets in a winding up in proportion to the respective amounts to which they are entitled. If any holder is entitled to any recovery with respect to the debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, amounts to be paid on any series of debt securities or under the guarantee will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any United Kingdom political subdivision thereof or authority that has the power to tax (a “UK taxing jurisdiction”), unless such deduction or withholding is required by law. If at any time a UK taxing jurisdiction requires us to make such deduction or withholding, we, or the guarantor, as the case may be, will pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a UK taxing jurisdiction or otherwise having some connection with the UK taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series or under the guarantee;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•
the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us, the guarantor or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a UK taxing jurisdiction as a precondition to exemption from all or part of the tax;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to, in the case of senior debt securities, European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive or, in the case of subordinated debt securities, any European Union Directive on the taxation of savings implementing the proposal for a  European Union Directive presented by the European Commission on July 18, 2001 implementing or complying with, or introduced in order to conform to such a directive;

•
the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items,

nor shall Additional Amounts be paid with respect to the principal of, or any interest or other payment on, the debt securities or under the guarantee to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any interest or other payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise and subject in the case of any subordinated debt securities to our (i) having notified the United Kingdom Financial Services Authority (“FSA”) of our intention to so redeem at least one month (or such other longer or shorter period as the FSA may then require or accept) prior to becoming committed to the proposed repayment and any necessary prior consent, notice or no objection, as applicable, having been received from the FSA, and (ii) satisfying the FSA that after such repayment we will be able to meet our capital resource requirements and have sufficient financial resources to meet our applicable capital adequacy requirements, we will have the option to redeem the debt securities of any series, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid interest in the case of senior debt securities and any accrued but unpaid interest (including deferred interest in the case of subordinated debt securities), to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a UK taxing jurisdiction, including any treaty to which it is a party, or a change in the application or interpretation of those laws or regulations, including a decision of any court or tribunal or any generally published pronouncement by any relevant tax authority which change, amendment or pronouncement becomes effective or applicable on or after the date of the applicable prospectus supplement:

•	in making any payments on the particular series of debt securities or under the guarantee, we or LBG have paid or will or would on the next payment date be required to pay Additional Amounts;

•
payments on the next payment date in respect of any of the series of debt securities would be treated as “a distribution” within the meaning of Chapter 2, Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or reenactment of such Act; or

•
on the next payment date we or LBG would not be entitled to claim a deduction in respect of the payments in computing our UK taxation liabilities, or the value of the deduction to us or LBG, as applicable, would be materially reduced.

Unless the relevant prospectus supplement provides otherwise, and subject to our (i) having notified the FSA of our intention to so redeem at least one month (or such other longer or shorter period as the FSA may then require or accept) prior to becoming committed to the proposed repayment and any necessary prior consent, notice or no objection, as applicable, having been received from the FSA, and (ii) satisfying the FSA that after such repayment we will be able to meet our capital resource requirements and have sufficient financial resources to meet our applicable capital adequacy requirements, with respect to any series of subordinated debt securities, we will have the option to redeem the subordinated debt securities, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, to each holder of such subordinated debt securities, at any time, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest (including any deferred interest), if any, in respect of such series of subordinated debt securities to the date fixed for redemption (or, in the case of discount securities, the accreted face amount thereof, together with accrued interest, if any), if, immediately prior to the giving of the notice referred to above the subordinated debt securities would no longer be eligible to qualify in whole or in part (save where such non-qualification is only as a result of any applicable limitation on the amount of such capital) for inclusion in the Lower Tier 2 Capital, as defined by the FSA from time to time, of Lloyds Bank.

In the case of redemption due to tax changes, we shall be required, before we give a notice of redemption, to deliver to the trustee (i) an officer’s certificate evidencing compliance with such provisions and stating that we are entitled to redeem the relevant securities or (ii) a written legal opinion of independent United Kingdom counsel of recognized standing selected by us, or written opinion by a firm of certified accountants in a form satisfactory to the trustee confirming that the relevant change in the application or interpretation of such laws or regulations has occurred and that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

•	the place or places at which each holder may obtain payment of the redemption price; and

•	the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to the debt securities being redeemed.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate, and consistent with the rules and procedures of the applicable clearing systems.

We, LBG or any of LBG’s subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law permits. Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing FSA requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the FSA and the FSA has not objected. The FSA (or any successor thereto) may impose conditions on any redemption or repurchase.

Modification and Waiver

We, LBG and the trustee may make certain modifications and amendments to the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities. Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority, or in the case of subordinated debt securities, two-thirds, in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any debt security;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to, any debt security;

•	change any obligation (or any successors’) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default (as such terms are defined below);

•
modify the subordination provisions or the terms of our obligations or LBG’s obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to redemption, a Senior Debt Security Event of Default, a Subordinated Debt Security Event of Default or a Subordinated Debt Security Default (as such terms are defined below), may require the non-objection from, or consent of, the FSA.

Events of Default; Default; Limitation of Remedies

Senior Debt Security Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Debt Security Event of Default” with respect to any series of senior debt securities shall result if:

•
Lloyds Bank or LBG does not pay any principal or interest on any senior debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the senior debt securities of that series to us requiring the payment to be made. It shall not, however, be a Senior Debt Security Event of Default if during the 14 days after the notice, Lloyds Bank or LBG delivers a written opinion of legal advisors, who may be an employee of, or legal advisors for, Lloyds Bank or LBG or other legal advisors acceptable to the trustee (“Opinion of Counsel”) to the trustee concluding that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. It shall not be a Senior Debt Security Event of Default if Lloyds Bank or LBG delivers such an Opinion of Counsel to the trustee and the trustee shall be entitled to rely on such opinion. The foregoing shall not otherwise be deemed to impair the right of any holder to receive payment of the principal of and interest on any such security or to institute suit for the enforcement of any such payment; or

•
Lloyds Bank or LBG breaches any covenant or warranty of the senior debt indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the senior debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the senior debt securities of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for the winding-up of Lloyds Bank or LBG (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Debt Security Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the senior debt securities of that series may at their discretion declare the senior debt securities of that series to be due and repayable immediately (and the senior debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against Lloyds Bank or LBG to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the senior debt indenture, and must not be unjustly prejudicial to the holder(s) of any senior debt securities of that series not taking part in the direction, and not expose the trustee to undue risk. The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the senior debt securities.

By accepting a senior debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the senior debt securities or the applicable indenture that they might otherwise have against Lloyds Bank or LBG, whether before or during the winding up of Lloyds Bank or LBG, as applicable.

Subordinated Debt Security Events of Default

Unless the relevant prospectus supplement provides otherwise, a “Subordinated Debt Security Event of Default” of Lloyds Bank with respect to any series of subordinated debt security shall result if:

•	a court of competent jurisdiction makes an order which is not successfully appealed within 30 days; or

•
an effective shareholders’ resolution is validly adopted for the winding-up of Lloyds Bank, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If a Subordinated Debt Security Event of Default of Lloyds Bank occurs and is continuing, the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of each series may declare to be due and payable immediately in accordance with the terms of the indenture the principal amount of, and any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), including any deferred interest, on the subordinated debt securities of the series. However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the series may rescind the declaration of acceleration and its consequences, but only if all Subordinated Debt Security Events of Default of Lloyds Bank have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Unless the relevant prospectus supplement provides otherwise, a “Subordinated Debt Security Event of Default” of LBG with respect to the guarantees of any series of subordinated debt security shall result if:

•	a court of competent jurisdiction makes an order which is not successfully appealed within 30 days; or

•
an effective shareholders’ resolution is validly adopted for the winding-up of LBG, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If a Subordinated Debt Security Event of Default of LBG occurs and is continuing, the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of each series may deem to be due and payable by Lloyds Bank or LBG immediately in accordance with the terms of the indenture, for the purposes of the guarantee only (whether or not a Subordinated Debt Security Event of Default of Lloyds Bank has occurred), the principal amount of, and any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), including any deferred interest, on the subordinated debt securities of the series. However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the series may rescind the declaration of acceleration and its consequences, but only if all Subordinated Debt Security Events of Default of LBG have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Subordinated Debt Security Defaults

In addition to Subordinated Debt Security Events of Default, the Indenture also separately provides for Subordinated Debt Security Defaults. Unless the relevant prospectus supplement provides otherwise, it shall be a “Subordinated Debt Security Default” with respect to any series of subordinated debt securities if:

•
any installment of interest upon any subordinated debt security of that series is not paid on or before its Deferred Payment Date or such other date specified for its payment in the Indenture and such failure continues for 14 days; or

•
all or any part of the principal of any subordinated debt security of that series is not paid on its Deferred Payment Date, or when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Subordinated Debt Security Default occurs and is continuing, the trustee may commence a proceeding in England and Scotland (but not elsewhere) for the winding-up of Lloyds Bank or LBG, respectively.

However, a failure to make any payment on a series of subordinated debt securities shall not be a Subordinated Debt Security Default if it is withheld or refused in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction and Lloyds Bank or LBG delivers an Opinion of Counsel to the trustee with that conclusion, at any time before the expiry of the applicable 14 day or seven day period by independent legal advisers.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the subordinated debt securities.

By accepting a subordinated debt security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the subordinated debt securities or the applicable indenture (or between our obligations under or in respect of any subordinated debt security and any liability owed by a holder or the trustee to Lloyds Bank or LBG) that they might otherwise have against Lloyds Bank or LBG, whether before or during our winding up.

Events of Default and Defaults–General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default with respect to the series, except a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default, in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to certain exceptions, such as in the case of a payment default, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Security Event of Default if, in the opinion of the trustee, the Senior Debt Security Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee. Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and does not expose the trustee to undue risk and the action would not be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction. The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default known to it, unless the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default or Subordinated Debt Security Default, has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee a statement as to our compliance with all conditions and covenants under the indenture (i) annually, and (ii) within five Business Days of a written request from the trustee.

Consolidation, Merger and Sale of Assets; Assumption

We or LBG may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations or, if applicable, LBG’s obligations, on the debt securities and under the applicable indenture, immediately after giving effect to such transaction, no event of default shall have occurred and be continuing, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee, which, in the case of subordinated debt securities shall be on a subordinated basis in substantially the manner described above, the obligations of the subsidiary under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts, substituting the jurisdiction in which the assuming subsidiary is incorporated for “UK taxing jurisdiction”. However, if we or LBG make payment under such guarantee, we or LBG, as the case may be, shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any UK taxing jurisdiction by reason of the guarantee payment. The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences. You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York and the Trust Indenture Act of 1939, as amended (“TIA”), one of the U.S. Securities laws, except that, as the indentures specify, the subordination provisions relating to each series of debt securities in the indentures will be governed and construed in accordance with the laws of England and the subordination provisions relating to the guarantees endorsed on each series of debt securities in the indentures will be governed and construed in accordance with the laws of Scotland.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York Mellon, acting through its London office, One Canada Square, London E14 5AL, is the trustee under the indentures. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of notes, unless offered reasonable indemnity or security deemed satisfactory to the trustee in its sole discretion, by the holder against the costs, expense and liabilities which might be incurred thereby. We, LBG and certain members of the Group maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business. The Bank of New York Mellon is also the book-entry depositary with respect to certain of our or LBG’s debt securities and the depositary with respect to the ADSs representing certain of LBG’s preference shares.

Consent to Service of Process

Under the indentures, we and LBG irrevocably designate our Chief U.S. Counsel, Lloyds TSB Bank plc (or any successor thereto), currently of 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we and LBG irrevocably submit to the jurisdiction of those courts.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Unless a prospectus supplement specifies otherwise, we will not offer any securities or any investments representing securities of any series to the public in the United Kingdom. Unless otherwise specified in any agreement which we may enter into, underwriters, dealers and/or agents in relation to the distribution of securities or any investments representing securities of any series and subject to the terms of any such agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities of any series will represent and agree that:

•
it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the securities or any investments representing securities of such series in, from or otherwise involving the UK; and

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities or any investments representing the securities  (including without limitation the registration statement, the prospectus and any preliminary prospectus) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer of the securities.

Each new series of debt securities will be a new issue of securities with no established trading market. If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as their agents to solicit offers by certain institutions to purchase debt securities from them pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the securities under U.S. federal securities laws. Our English counsel, Linklaters LLP, will pass upon the validity of the debt securities under English law and the subordination provisions of the subordinated debt securities under English law. Our Scottish counsel, Dundas & Wilson CS LLP, will pass upon certain matters of Scots law relating to the validity of the guarantees of the debt securities and the subordination provisions of the guarantees of the debt securities under Scots law.

EXPERTS

The financial statements incorporated in this Prospectus by reference to LBG’s report on Form 6-K dated December 22, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Lloyds Banking Group plc Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the HBOS plc business that LBG acquired on January 16, 2009 as of December 31, 2009, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HBOS plc as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We and LBG are public limited companies incorporated and registered in England and Scotland, respectively. Most of our and LBG’s directors and executive officers, and certain experts named in this prospectus, reside in the United States. A substantial portion of our and LBG’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon us, LBG or those persons or (ii) to enforce against us, LBG or those persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. We have been advised by our Scottish counsel, Dundas & Wilson CS LLP (as to Scots law) and our English counsel, Linklaters LLP (as to English law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in England and Scotland, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

LBG is subject to the informational requirements of the Exchange Act and in accordance therewith, LBG files reports and other information with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC. You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. on which certain of LBG’s securities are listed.

We will provide the trustee for any debt securities with LBG’s annual reports, which will include a description of operations and LBG’s annual audited consolidated financial statements. We will also provide the trustee with LBG’s interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, the trustee will mail the reports to all record holders of the debt securities. In addition, we will provide the trustee with all notices of meetings at which holders of debt securities are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities.

Registration Statement

This prospectus is part of a registration statement that we and LBG filed with the SEC. As exhibits to the registration statement, we have also filed the indentures, and LBG’s Articles of Association. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement. You can obtain the full registration statement from the SEC or from us or LBG.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that LBG files with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that LBG files with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) LBG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on May 13, 2010; (ii) LBG’s report on Form 6-K including audited consolidated financial statements of HBOS plc at and for the years ended December 31, 2006, 2007 and 2008 filed with the SEC on June 28, 2010; (iii) LBG’s report on Form 6-K including pro forma financial information filed with the SEC on June 28, 2010; (iv) LBG’s report on Form 6-K furnished with the SEC on June 28, 2010 disclosing the Ratio of Earnings to Fixed Charges and the Ratio of Combined Fixed Charges and Preferred Dividends to Earnings; (v) LBG’s report on Form 6-K filed with the SEC on September 3, 2010; (vi) LBG’s report on Form 6-K including LBG’s Capitalization and Ratio of Earnings to Fixed Charges filed with the SEC on October 8, 2010; (vii) LBG’s report on Form 6-K including the audited financial statements of LBG at and for the year ended December 31, 2009 filed with the SEC on December 22, 2010; (viii) LBG’s report on Form 6-K including the unaudited interim results of LBG for the half year ended June 30, 2010 filed with the SEC on December 22, 2010; (ix) LBG’s report on Form 6-K including LBG’s Capitalization filed with the SEC on December 22, 2010; and (x) LBG’s report on Form 6-K including certain regulatory news service announcements made by LBG and other information filed with the SEC on December 22, 2010. We also incorporate by reference all subsequent Annual Reports filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus. To obtain copies you should contact us at Investor Relations, 25 Gresham Street, London EC2V 7HN, United Kingdom or by telephone at 011-44-207-356-1273.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements. We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” “could,” ‘intend,” “plan,” “probability,” “risk,” “target,” “goal,” “objective,” “may,” “endeavor,” “outlook,” “optimistic,” “prospects” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to possible future write-downs and our capital planning projections, our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk, liquidity risk, credit risk and commodity and equity price risk. Such statements are subject to risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in LBG’s Form 20-F filed on May 13, 2010, incorporated by reference herein, to be a complete set of all potential risks or uncertainties. We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions. However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Lloyds TSB Bank plc
Medium-Term Notes, Series A
fully and unconditionally guaranteed by Lloyds Banking Group plc

PROSPECTUS SUPPLEMENT
(to prospectus dated December 22, 2010)

BofA Merrill Lynch	Barclays Capital
BNP PARIBAS	Citi
Credit Suisse	Deutsche Bank Securities
Goldman, Sachs & Co.	HSBC
J.P. Morgan	Lloyds Bank Corporate Markets
RBC Capital Markets	UBS Investment Bank
RBS	Morgan Stanley
Wells Fargo Securities

June 6, 2011